EXHIBIT 99.1

Press Release

FOR IMMEDIATE RELEASE

July 16, 2007

For more information contact:

Richard L. Browdy, President

Albert J. Finch, Chairman of the Board

(954) 776-2332

(954) 776-2332

OptimumBank Holdings Announces Quarterly and Six-Month Results

Fort Lauderdale, FL (July 16, 2007).  OptimumBank Holdings, Inc. (NASDAQ:OPHC), holding company for OptimumBank, reported net income of $387,004, or $.13 per basic share, for the second quarter ended June 30, 2007, as compared to net income of  $487,100, or $.16 per basic share, for the prior year quarter ended June 30, 2006. Net income for the six-month period ended June 30, 2007 was $801,977, or $.27 per basic share, as compared to $1,003,412, or $.34 per basic share, for same period last year.  Chairman of the Board Albert Finch said, “We are effectively on budget for the first six months of this year and with the Company’s strong asset quality, we are expecting good results as the year progresses.”  Just recently, on June 12, 2007, the Company declared a 5% stock dividend for the second year in a row.  Mr. Finch noted, “We are looking positively to the future and want to continue to reward shareholder loyalty.”

Company assets increased to $237.4 million at June 30, 2007, as compared to $218.3 million at June 30, 2006, an 8.7% increase.  The Company’s net loan portfolio declined to $172.4 million, as compared to $179.3 million at June 30, 2006. The Company’s securities portfolio increased to $53.4 million at June 30, 2007, as compared to $28.8 million at June 30, 2006.   At June 30, 2007, the Company had no real estate owned, and only three participation loans in non-accrual status totaling $115,400. President Richard L. Browdy noted, “Our limited number of problem loans is strong testimony to our conservative underwriting practices.  We continue to lend only in the prime mortgage sector using traditional lending products.”

Through its executive offices and three bank branches in Broward County, Florida, the Company offers real estate lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties.  The Bank also offers internet banking services through its “OptiNet” internet banking website, located at www.optimumbank.com.

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

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2477 East Commercial Boulevard, Fort Lauderdale, Florida  33308

E-Mail: rlbrowdy@optimumbank.com

Phone: (954) 776-2332                 Toll-Free (888) 991-BANK                      Fax: (954) 776-2281